EXHIBIT 3.1

Delaware PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NORTH AMERICAN GALVANIZING & COATINGS, INC.”, FILED IN THIS OFFICE ON THE TWELFTH DAY OF JANUARY, A. D. 2010, AT 12:43 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL OF THE SECRETARY’S OFFICE OF DELAWARE]	Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
0484107 8100	AUTHENTICATION: 7754658
100030223	DATE: 01-13-10
You may verify this certificate online at corp.delaware.gov/authver.shl

State of Delaware Secretary of State Division of Corporations Delivered 12:45 PM 01/12/2010 FILED 12:43 PM 01/12/2010 SRV 100030223 - 0484107 FILE

CERTIFICATE OF AMENDMENT
OF THE
RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED
OF
NORTH AMERICAN GALVANIZING & COATINGS, INC.,
a Delaware corporation

North American Galvanizing & Coatings, Inc., a Delaware corporation (the “Corporation”), originally incorporated January 27, 1955, for the purpose of amending its Restated Certificate of Incorporation filed June 2, 1994, as thereafter amended, the last amendment being filed April 2, 2009, as provided by Section 242 of the General Corporation Law of the State of Delaware, through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the Delaware General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of the Corporation, declaring the amendment to be advisable and directing that the amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

BE IT RESOLVED, that Article Fourth of the Restated Certificate of Incorporation, as amended, of the Corporation be, and hereby is, amended to read in its entirety as follows:

“FOURTH: the aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock of a par value of Ten Cents ($0.10) per share.”

SECOND: That thereafter, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute voted in favor of the amendment.

THIRD: That the amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: This Certificate of Amendment shall be made effective upon filing with the Delaware Secretary of State.

[signatures on following page]

IN WITNESS WHEREOF, North American Galvanizing & Coatings, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation, as amended, to be signed by its duly authorized Vice President and Chief Financial Officer this 12th day of Jan., 2010.

/s/ Beth B. Pulley Beth B. Pulley Vice President and Chief Financial Officer